Exhibit 16.1

MONEY MARKET OBLIGATIONS TRUST

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Money Market Obligations Trust (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 8, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED,	that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement(s) on Form N-14 relating to the proposed reorganizations of Federated Treasury Cash Series II (a portfolio of Cash Trust Series II) and Automated Government Money Trust (a portfolio of the Trust) into Federated Treasury Obligations Fund (a portfolio of the Trust).

WITNESS the due execution hereof this 16th day of May, 2014.

/s/ John F. Donahue John F. Donahue	/s/ Peter E. Madden Peter E. Madden
/s/ John T. Collins John T. Collins	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ P. Jerome Richey P. Jerome Richey
/s/ John S. Walsh John S. Walsh